HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT
(Executive Form)
This Performance Unit Agreement (the “Agreement”) is made and entered into by and between Holly Logistic Services, L.L.C., a Delaware limited liability company (the “Company”), and you. This Agreement is entered into as of the __ day of _____, 2013 (the “Date of Grant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Holly Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) to attract, retain and motivate employees, executives, directors and consultants;
WHEREAS, the Company believes that a grant to you of performance units of Holly Energy Partners, L.P. (the “Partnership”) as part of your compensation for services provided to the Company and/or the Partnership is consistent with the stated purposes for which the Plan was adopted; and
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein or on Appendix A attached hereto shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the services rendered by you, it is agreed by and between the Company and you, as follows:
1.Grant. The Company hereby grants to you as of the Date of Grant an Award of ______ performance units (the “Performance Units”), subject to the terms and conditions set forth in this Agreement. Depending on the performance of the Partnership, you may earn from 50% to 150% of the Performance Units, based on the terms set forth in Section 3.
2.    Distribution Equivalent Rights. As long as you hold the Performance Units granted pursuant to this Agreement, you will be entitled to receive distribution equivalent rights (“DERs’) in accordance with this Section 2. In the event the Partnership makes a distribution in respect of outstanding Units and, on the record date for such distribution, you hold Performance Units that have not yet become earned and payable under this Agreement, the Company shall pay you an amount in cash equal to the distribution amounts you would have received if you were the holder of record, as of such record date, of a number of Units equal to the number of such Performance Units that have not become earned and payable as of such record date, such payment to be made on or promptly following the date that the Partnership makes such distribution (however, in no event shall the DERs be paid later than 30 days following the date on which the Partnership makes such distribution to unitholders generally). Notwithstanding this Section 2, the Performance Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Units, including

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the right to vote, prior to the date Units are delivered to you in settlement of the Performance Units pursuant to Section 5.
3.    Terms of Award. The Performance Units represent an Award for the “Performance Period” which begins on January 1, 2013 and ends on December 31, 2015. Following the completion of the Performance Period, you will be entitled to a payment of Units as determined under this Section 3 and/or Section 4, as applicable, and payable in Units at the time indicated in Section 5 or Section 4(b), as applicable.
(a)    Performance Measure. The percentage of Performance Units earned for the Performance Period is determined on the basis of Achieved DCF/Unit relative to Target DCF/Unit and Incentive DCF/Unit.
(b)    Units Payable. The number of Units payable is equal to the result of multiplying Performance Units by the “Performance Percentage” set forth below with respect to Achieved DCF/Unit set forth below:

Achieved DCF/Unit Equals	Performance Percentage (%) to be Multiplied by Performance Units
Base DCF/Unit or less	50%
Target DCF/Unit	100%
Incentive DCF/Unit	150%

The percentages above shall be interpolated between points up to a maximum of 150% but no less than 50%; the number so derived shall be rounded to the nearest whole percentage, but not to a number in excess of 150%. In its sole discretion, the Committee may make a payment to you assuming a Performance Percentage of up to 150% of the Performance Units instead of the Performance Percentage as determined pursuant to this Section 3(b).

4.    Early Termination. In the event you cease to provide services to the Partnership and the Company prior to the end of the Performance Period on account of an event described in this Section 4, the number of Performance Units with respect to which payment at the end of the Performance Period is based shall be determined as follows:
(a)    Termination Due to Death, Disability or Retirement. In the event that you cease to provide services to the Partnership and the Company:
(i)    for any reason other than voluntary separation, Cause or a Special Involuntary Separation,
(ii)    due to your death,

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(iii)    due to your total and permanent disability as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion, or
(iv)    due to your retirement on or after attaining normal retirement age of 62 or after attaining an earlier retirement age approved by the Committee in its sole discretion, then you (or your beneficiary, if applicable) shall, following the end of the Performance Period, forfeit a percentage of the total Performance Units earned (as calculated pursuant to Section 3) determined by dividing (x) the number of full months from the date of such termination until the last day of the Performance Period by (y) thirty-six (36); provided, that, notwithstanding the performance actually achieved, you will earn and receive payment with respect to no less than 50% of the Performance Units. The Committee will determine the number of Performance Units earned by you or your beneficiary in accordance with Section 3 for the entire Performance Period as soon as administratively practicable after the end of the Performance Period. In its sole discretion, the Committee may make a payment to you assuming a Performance Percentage of up to 150% of the Performance Units instead of the pro-rata number of Performance Units as determined pursuant to this Section 4(a). Unless the Committee determines otherwise, you will have no right to any other Performance Units and those other Performance Units granted under this Agreement will be forfeited. If you separate from employment prior to the end of the Performance Period due to voluntary separation or on account of Cause, all Performance Units hereunder will be forfeited.
(b)    Special Involuntary Termination. In the event of a Special Involuntary Termination before the end of the Performance Period, no Performance Units shall be forfeited, and payment with respect to 150% of the Performance Units shall be made as soon as administratively practicable following the Special Involuntary Termination, but in no event later than 90 days after the date your employment or service relationship terminates. Payment pursuant to this Section 4(b) is in lieu of payment pursuant to Section 4(a) and if you receive payment pursuant to this Section 4(b) you will not be entitled to any payment pursuant to Section 4(a).
(c)    Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, change in control, or similar agreement entered into by and between you and the Company, the terms of the employment, change in control or similar agreement shall control.
(d)    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
5.    Payment of Performance Units.

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(a)    The number of Units payable at the end of the Performance Period (or such earlier time as specified under Section 4(b)) shall be payable as soon as reasonably practicable following the close of the Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period closes (or such earlier time as specified under Section 4(b)), in the amount determined in accordance with Section 3, as adjusted by Section 4, if applicable. Such payment will be subject to withholding for taxes and other applicable payroll adjustments. The Committee’s determination of the amount payable shall be binding upon you and your beneficiary or estate. The number of Units payable will be rounded down to the nearest Share. No fractional Units will be issued pursuant to this Agreement.
(b)    If you are a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of your “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)), then you will not be entitled to receive Units in settlement of Performance Units until the earlier of (i) the date which is six (6) months after your “separation from service” for any reason other than death, or (ii) the date of your death. The provisions of this Section 5(b) shall only apply if and to the extent required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.
6.    Payment of Taxes. The Company may require you to pay to the Company (or an Affiliate of the Company if you are an employee of an Affiliate of the Company), an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding and to the extent permissible pursuant to Rule 16b-3, you may (a) direct the Company to withhold from the Units to be issued to you under this Agreement the number of Units necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the Units’ Fair Market Value at the time such determination is made; (b) deliver to the Company Units sufficient to satisfy the Company’s tax withholding obligations, based on the Units’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If you desire to elect to use the Unit withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. The Committee, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the Units withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request. In the event that you fail to make arrangements that are acceptable to the Committee for providing to the Company, at the time or times required, the amounts of federal, state and local taxes required to be withheld with respect to the Performance Units granted to you under this Agreement, the Company shall have the right to purchase and/or to sell to one or more third parties in either market or private transactions sufficient Units otherwise paid or payable pursuant to this Award to provide the funds needed for the Company to make the required tax payment or payments.
7.    Adjustment in Number of Performance Units. Except as provided below, in the event that the outstanding Units are increased, decreased or exchanged for a different number or

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kind of units or other securities, or if additional, new or different units or securities are distributed with respect to the Units through merger, consolidation, sale of all or substantially all of the assets of the Partnership, reorganization, recapitalization, unit dividend, unit split, reverse unit split or other distribution with respect to such Units, there shall be substituted for the Units under the Performance Units subject to this Agreement the appropriate number and kind of Units or new or replacement securities as determined in the sole discretion of the Committee.
8.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Units (including Performance Units) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Units may then be listed. No Units will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Units may then be listed. In addition, Units will not be issued hereunder unless (a) a registration statement under the Securities Act, is at the time of issuance in effect with respect to the Units issued or (b) in the opinion of legal counsel to the Company, the Units issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Units subject to the Award will relieve the Company of any liability in respect of the failure to issue such Units as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Units available for issuance.
9.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
10.    Remedies. The Company shall be entitled to recover from you reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
11.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Units or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

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12.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
13.    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and this Agreement shall be final and binding upon you and the Company. All determinations with respect to the achievement of the applicable performance goals, including the calculation of and any adjustment to the applicable performance metrics, will be made by the Committee in its discretion which determination will be final and binding. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14.    No Right to Continued Employment. This Agreement shall not be construed to confer upon you any right to continue as an employee, officer or service provider of the Company and shall not limit the right of the Company, in its sole discretion, to terminate your service at any time.
15.    Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.
16.    Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas, Texas and the United States District Court for the Northern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Units or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
17.    Amendments. This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
18.    No Liability for Good Faith Determinations. The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
19.    No Guarantee of Interests. The Board and the Company do not guarantee the Units from loss or depreciation.
20.    Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by you during your life other than by will or pursuant to

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applicable laws of descent and distribution. Any of your rights and privileges in connection herewith shall not be transferred, assigned, pledged or hypothecated by you or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.
24.    Company Records. Records of the Company or its subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
25.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
18.    Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith. Termination from employment, separation from service and similar terms used in this Agreement shall mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).
HOLLY LOGISTIC SERVICES, L.L.C.

Matthew P. Clifton

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Appendix A
Defined Terms
For purposes of the Agreement, the following terms shall have the meanings assigned below:

“2012 DCF/Unit” shall mean $2.75.

“Achieved DCF/Unit” shall mean actual distributable cash flow in 2015 (i) adjusted, on an annualized basis to the extent such adjustment is not reflected in actual distributable cash flow in 2015, to include the effect of the closing of any acquisition to income and/or common units of the Partnership outstanding and/or to eliminate any general partner give-back and any other aberrational event, as determined in the discretion of the Committee, and (ii) divided by Units outstanding as of year-end 2015.

“Adverse Change” shall mean, without your express written consent, (i) a change in your principal office to a location more than 25 miles from your work address as of the Date of Grant, (ii) a material increase (without adequate consideration) or a material reduction in duties of the type previously performed by you, or (iii) a material reduction in your base compensation (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor. You must provide notice to the Company of the event alleged to constitute an Adverse Change within ninety (90) days of the occurrence of such event and the Company shall be given the opportunity to remedy the alleged Adverse Change and/or to contest your assertion that an Adverse Change event has occurred within thirty (30) days from receipt of such notice.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under section 12 of the Exchange Act.

“Base DCF/Unit” shall mean 2012 DCF/Unit (i) adjusted, on an annualized basis, to include the effect of the closing of any acquisition to income and/or common units of the Partnership outstanding and/or to eliminate any general partner give-back and any other aberrational event, as determined in the discretion of the Committee and (ii) divided by Units outstanding as of year-end 2012.

“Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the Exchange Act.

“Cause” shall mean:
(i)    An act or acts of dishonesty by you constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company;

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(ii)    Gross or willful and wanton negligence in the performance of the material and substantial duties of your employment or service relationship with the Company; or
(iii)    Conviction of a felony involving moral turpitude.
The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.

“Change in Control” shall mean, notwithstanding the definition of such term in the Plan:
(i)    Any Person, other than HFC or any of its wholly-owned subsidiaries, the General Partner, the Partnership, the Company, or any of their subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of HFC, the Partnership, the Company or any of their Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity owned, directly or indirectly, by the holders of the voting securities of HFC, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership in HFC, the Company, the General Partner or the Partnership, respectively, is or becomes the Beneficial Owner, directly or indirectly, of securities of HFC, the Company, the General Partner or the Partnership (not including in the securities beneficially owned by such Person any securities acquired directly from HFC, the General Partner, the Partnership, the Company or their Affiliates) representing more than 40% of the combined voting power of HFC’s, the Company’s, the General Partner’s or the Partnership’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (iii)(A) below.
(ii)    The individuals who as of the Date of Grant constitute the HFC Board and any New Director cease for any reason to constitute a majority of the HFC Board.
(iii)    There is consummated a merger or consolidation of HFC, the Company, the General Partner or the Partnership with any other entity, except if:
(A)    the merger or consolidation results in the voting securities of HFC, the Company, the General Partner or the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of HFC, the Company, the General Partner or the Partnership, as applicable, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(B)    the merger or consolidation is effected to implement a recapitalization of HFC, the Company, the General Partner or the Partnership (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly, or indirectly, of securities of, as applicable, (not including in the securities beneficially owned by such Person any securities acquired directly from HFC, the Company, the General Partner or the Partnership or their Affiliates other than in connection with the acquisition by HFC, the Company, the General Partner or the Partnership or its

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Affiliates of a business) representing more than 40% of the combined voting power of HFC’s, the Company’s the General Partner’s or the Partnership’s, as applicable, then outstanding securities.
(iv)    The holders of the voting securities of HFC, the Company, the General Partner or the Partnership approve a plan of complete liquidation or dissolution of HFC, the Company, the General Partner or the Partnership or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by holders of the voting securities of HFC, the Company, the General Partner or the Partnership of all or substantially all of HFC’s, the Company’s, the General Partner’s or the Partnership’s assets, as applicable, to an entity at least 60% of the combined voting power of the voting securities of which is owned by the direct and indirect holders of the voting securities of HFC, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership of the voting securities of HFC, the Company, the General Partner or the Partnership, as applicable, immediately prior to such sale.
“DCF/Unit” means distributable cash flow per Unit.

“General Partner” means HEP Logistics Holdings, L.P.

“HFC” means HollyFrontier Corporation.

“HFC Board” means Board of Directors of HFC.

“Incentive DCF/Unit” shall mean:

(Base DCF/Unit) x (100% + (WAIA1 + 4%)) x (100% + (WAIA2 + 4%)) x (100% + (WAIA3 + 4%))

“New Director” shall mean an individual whose election by HFC’s Board or nomination for election by holders of the voting securities of HFC was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, New Director shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the HFC.

“Person” shall have the meaning given in section 3(a)(9) of the Exchange Act as modified and used in sections 13(d) and 14(d) of the 1934 Act.

“Special Involuntary Termination” shall mean the occurrence of (i) or (ii) within 60 days prior to, or at any time after, a Change in Control, where (i) is termination by the Company of your (a) employment with the Company (including subsidiaries of the Company) or (b) provision of executive services to the Partnership and the Company, for any reason other than Cause and (ii) is

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a resignation by you from employment or service with the Company (including subsidiaries of the Company) within 90 days after an Adverse Change in the terms of your employment.
“Target DCF/Unit” shall mean:

(Base DCF/Unit) x (100% + WAIA1) x (100% + WAIA2) x (100% + WAIA3)

“WAIA” shall mean the weighted after inflation adjustment for each of years 1, 2 and 3 of the Performance Period (identified as WAIA1, WAIA2, and WAIA3, respectively) to the Partnership’s applicable sources of revenue calculated as follows: annual percentage increase of the Producers Price Index – Commodities-Finished Goods published by the U.S. Department of Labor, Bureau of Labor Statistics plus 1.5%. For purposes of calculating Target DCF/Unit and Incentive DCF/Unit, the WAIA shall be rounded to the nearest 0.1%.

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